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                                                                    Exhibit 99.2



Lakes Gaming, Inc. (ticker: LACO, exchange: NASDAQ) News Release - Wednesday, March 10, 1999

Lakes Gaming, Inc. Announces Planned Venture with Casino Resource Corporation

MINNEAPOLIS--(BUSINESS WIRE)--March 10, 1999--Lakes Gaming, Inc. (NASDAQ:LACO) today announced that they have entered into a Memorandum of Understanding with Casino Resource Corporation (Nasdaq "CSNR") to form a joint venture for the purpose of submitting to the Pokagon Band of Potawatomi Indians, (the "Band") a proposal to oversee the development, construction and management of a casino gaming resort facility for the Band in the State of Michigan. Lakes will own 80% of the joint venture and will be the managing partner with full authority to act in the best interest of the venture.

Lakes Gaming, Inc. is a publicly held casino management company that was formed through a distribution of its common stock to shareholders of Grand Casinos, Inc. effected in December 1998. The company currently manages the two largest casino resorts in Louisiana. Grand Casino Avoyelles is located in the central part of the state, approximately 80 miles northwest of Baton Rouge. Grand Casino Coushatta is located in southwestern Louisiana, near Interstate 10, approximately 160 miles east of Houston. Lakes Gaming, Inc. common shares are traded on the Nasdaq Stock Market under the trading symbol LACO.

              The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements relating to plan for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, leverage and debt service (including sensitivity to fluctuations in the interest rates), domestic or global economic conditions, activities of competitors and the presence of new or additional competition, fluctuations and changes in customer



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         preferences and attitudes, changes in federal or state
         tax laws of the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions). For more information, review the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and certain registration statements of the Company.

                     CONTACT: Lakes Gaming, Inc., Minnetonka
                           Jaye Snyder 612-449-8556
                           www.lakesgaming.com

                     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Lakes Gaming, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.